UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


    Certificate of Accounting of Securities and Similiar
                Investments in the Custody of
               Management Investment Companies

          Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


1. Investment Company Act File Number:

811-  See list below

2. State Identification Number:
AL        AK        AZ        AR         CA        CO
CT        DE        DC        FL         GA        HI
ID        IL        IN        IA         KS        KY
LA        ME        MD        MA         MI        MN
MS        MO        MT        NE         NV        NH
NJ        NM        NY        NC         ND        OH
OK        OR        PA        RI         SC        SD
TN        TX        UT        VT         VA        WA
WV        WI        WY        PR

3. Exact name of investment company as specified in registration statement:
    See list below

4. Address of principal executive office (number, street, city, zip code):

   One Post Office Square, Boston, MA 02109

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similiar investments.

Investment Company

1. All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant

3. Submit this Form to the Securities and Exchange
Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule
17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange
Commissions principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

     THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC
                         ACCOUNTANT


FUND NAME                 FUND FEDERAL   SEC    1940  1934 1933
                           #   ID NO.            ACT  ACT   ACT
                                                FILE  FILE FILE
                                                 NO.  NO.   NO.
GEORGE PUTNAM FUND OF     001    04-   11/26/3 811-58       2-
BOSTON                         6013677    7                10816
THE PUTNAM FUND FOR       002    04-   11/5/57  811-        2-
GROWTH AND INCOME              6013678           781       13644
PUTNAM INVESTORS FUND     003    04-   4/20/34  811-        2-
                               2713095           159       10783
PUTNAM INCOME FUND        004    04-   10/13/5  811-        2-
                               6013712    4      653       11147
PUTNAM GLOBAL GROWTH FUND 005    04-   8/31/67  811-        2-
                               6145734          1403       25258
PUTNAM VISTA FUND         006    04-   5/20/68  811-        2-
                               2430137          1561       27664
PUTNAM VOYAGER FUND       007    04-   3/13/69  811-        2-
                               6187125          1682       29546
PUTNAM CONVERTIBLE INCOME 008    04-   6/20/72  811-        2-
GROWTH TRUST                   2493360          2280       43384
PUTNAM MONEY MARKET FUND  010    04-   10/18/7  811-        2-
                               6386436    6     2608       55091
PUTNAM TAX EXEMPT INCOME  011    04-   11/16/7  811-        2-
FUND                           6396109    6     2675       57165
PUTNAM EQUITY INCOME FUND 012    04-   6/1/77   811-        2-
                               6407893          2742       58869
PUTNAM HIGH YIELD TRUST   014    04-   1/23/78  811-        2-
                               6415410          2796       60492
PUTNAM VT GLOBAL GROWTH   016    04-   5/1/90   811-        33-
FUND                           6649095          5346       17486
PUTNAM GLOBAL NATURAL     018    13-   7/1/80   811-        2-
RESOURCES FUND                 3035507          3061       67827
PUTNAM NEW JERSEY TAX     019    04-   2/14/90  811-        33-
EXEMPT INCOME FUND             3073948          5977       32550
PUTNAM HEALTH SCIENCES    021    04-   8/8/82   811-        2-
TRUST                          6471950          3386       75863
PUTNAM OTC EMERGING       024    04-   11/1/82  811-        2-
GROWTH FUND                    6483374          3512       78369
PUTNAM CALIFORNIA TAX     027    04-   6/1/94   811-        2-
EXEMPT INCOME FUND             2786284          3630       81011
PUTNAM PREFERRED INCOME   029    04-   12/30/8  811-        2-
FUND                           2811116    3     3873       87053
PUTNAM NEW YORK TAX       030    04-   6/1/94   811-        2-
EXEMPT INCOME FUND             2794490          3741       83909
PUTNAM U.S. GOVERNMENT    032    04-   2/6/84   811-        2-
INCOME TRUST                   2811119          3897       87634
PUTNAM AMERICAN           033    04-   2/27/85  811-        2-
GOVERNMENT INCOME FUND         2856297          4178       95127
PUTNAM BALANCED           034    04-   4/4/85   811-        2-
RETIREMENT FUND                6530116          4242       96309
PUTNAM TAX FREE INSURED   035    04-   8/27/85  811-        2-
FUND                           2879681          4345       98790
PUTNAM TAX FREE HIGH      036    04-   8/27/85  811-        2-
YIELD FUND                     2883599          4345       98790
PUTNAM FLORIDA TAX EXEMPT 037    04-   8/21/90  811-        33-
INCOME FUND                    3091965          6129       35677
PUTNAM FEDERAL INCOME     039    04-   5/22/86  811-        33-
TRUST                          6540848          4617       3903
PUTNAM GLOBAL             041    04-   2/27/87  811-        33-
GOVERNMENTAL INCOME TRUST      6549525          4524       7232
PUTNAM PENNSYLVANIA TAX   047    04-   7/18/89  811-        33-
EXEMPT INCOME FUND             3057637          5802       28321
PUTNAM ADJUSTABLE  RATE   048    04-   11/19/8  811-        33-
U.S. GOVERNMENT FUND           6561111    7     4531       11406
PUTNAM MUNICIPAL INCOME   051    04-   5/11/89  811-        33-
FUND                           3039506          5763       26921
PUTNAM MANAGED MUNICIPAL  052    04-   2/16/89  811-   1-   33-
INCOME TRUST                   6608976          5740  1015 26292
                                                       8
PUTNAM HIGH YIELD         054    04-   5/18/89  811-   1-   33-
MUNICIPAL TRUST                6621377          5795  1022 27889
                                                       9
PUTNAM DIVIDEND INCOME    056    04-   9/21/89  811-   1-   33-
FUND                           6626126          5852  1029 30234
                                                       2
PUTNAM EUROPE GROWTH FUND 057    04-   8/29/90  811-        33-
                               3083315          5693       25658
PUTNAM INVESTMENT GRADE   058    04-   10/19/8  811-   1-   33-
MUNICIPAL TRUST                6629611    9     5901  1032 30934
                                                       7
PUTNAM HIGH YIELD         060    06-   3/20/86  811-        33-
ADVANTAGE FUND                 6290063          4616       2710
PUTNAM HIGH INCOME        061    04-   7/9/87   811-   1-   33-
CONVERTIBLE AND BOND FUND      6562068          5133  9537 13858
PUTNAM TAX EXEMPT MONEY   062    04-   10/19/8  811-        33-
MARKET FUND                    6561110    7     5215       15238
PUTNAM NEW YORK TAX       063    04-   10/19/8  811-        33-
EXEMPT MONEY MARKET FUND       2980863    7     5335       17344
PUTNAM CALIFORNIA TAX     064    04-   10/19/8  811-        33-
EXEMPT MONEY MARKET FUND       2980836    7     5333       17211
PUTNAM VT VOYAGER FUND    065    04-   1/14/88  811-        33-
                               2986134          5346       17486
PUTNAM VT GROWTH & INCOME 066    04-   1/14/88  811-        33-
FUND                           2986132          5346       17486
PUTNAM VT HIGH YIELD FUND 067    04-   1/14/88  811-        33-
                               2986135          5346       17486
PUTNAM VT INCOME FUND     068    04-            811-        33-
                               2986133          5346       17486
PUTNAM VT MONEY MARKET    069    04-   1/14/88  811-        33-
FUND                           2986131          5346       17486
PVT GLOBAL ASSET          070    04-   1/14/88  811-        33-
ALLOCATION FUND                6577628          5346       17486
PUTNAM MASTER INCOME      072    04-   12/17/8  811-   1-   33-
TRUST                          2993219    7     5375  9774 18169
PUTNAM PREMIER INCOME     073    04-   2/18/88  811-   1-   33-
TRUST                          2995046          5452  9816 19648
PUTNAM MASTER             074    04-   4/21/88  811-   1-   33-
INTERMEDIATE INCOME TRUST      6584465          5498  9870 20610
PUTNAM DIVERSIFIED INCOME 075    04-   9/23/88  811-        33-
TRUST                          3017475          5635       23623
PUTNAM INTERMEDIATE       076    04-   6/16/88  811-   1-   33-
GOVERNMENT INCOME TRUST        3008388          5556  9931 21847
PUTNAM VT NEW             098    04-   5/1/94   811-        33-
OPPORTUNITIES FUND             3338263          5346       17486
PUTNAM VT UTILITIES       152    04-   5/1/92   811-        33-
GROWTH AND INCOME              3139324          5346       17486
PUTNAM TAX-FREE HEALTH    168    04-   6/19/92  811-   1-   33-
CARE FUND                      3153831          6659  1113 47739
                                                       2
PUTNAM HIGH YIELD MT      171    04-
                               3174473
PUTNAM INVESTMENT GRADE   183    04-   11/19/9  811-   1-   33-
MUNICIPAL TRUST II             6716830    2     7270  1146 53076
                                                       8
PUTNAM CALIFORNIA         184    04-   11/19/9  811-   1-   33-
INVESTMENT GRADE               6716831    2     7276  1147 53106
MUNICIPAL TRUST                                        2
PUTNAM NEW YORK           185    04-   11/19/9  811-   1-   33-
INVESTMENT GRADE               6716832    2     7274  1147 63104
MUNICIPAL TRUST                                        0
GLOBAL GROWTH AND INCOME  197    04-            811-        33-
FUND                           3251560          7237       56339
PUTNAM INVESTMENT GRADE   215    04-   11/18/9  811-   1-   33-
MUNICIPAL TRUST  III           6743450    3     07099 1125 50455
                                                       3
PUTNAM CONVERTIBLE        224    04-   6/26/95  811-   1-   33-
OPPORTUNITIES AND INCOME       6777185          07253 1143 57901
TRUST                                                  3
PUTNAM ASSET ALLOCATION   250    04-   1/10/94  811-        33-
FUNDS:  GROWTH PORTFOLIO       6746612          7121       51017
PUTNAM ASSET ALLOCATION   259    04-   1/10/94  811-        33-
FUNDS:  BALANCED               6746615          7121       51017
PORTFOLIO
PUTNAM ASSET ALLOCATION   264    04-   1/10/94  811-        33-
FUNDS:  CONSERVATIVE           6746611          7121       51017
PORTFOLIO
NEW VALUE FUND            274    04-   12/28/9  811-        33-
                               3251564    5     7237       56339
PUTNAM INVESTMENT FUNDS:  318    04-   12/23/9  811-        33-
BALANCED FUND                  3251562    4     7237       56339
PUTNAM VOYAGER FUND II    377    04-   4/13/93  811-        33-
                               6661046          6203       37527
PUTNAM INTERMEDIATE U.S.  398    04-   2/1/93   811-        33-
GOVERNMENT INCOME FUND         6661044          6257       37991
REAL ESTATE OPPORTUNITIES 403    04-            811-        33-
FUND                           3251558          7237       56339
PUTNAM CAPITAL            433    04-   8/2/93   811-        33-
APPRECIATION FUND              6733578          7061       49583
PUTNAM DIVERSIFIED EQUITY 522    04-   6/15/94  811-        33-
TRUST                          6755894          7615       53135
INTERNATIONAL NEW         539    04-            811-        33-
OPPORTUNITIES FUND             3251556          7237       56339
PUTNAM MUNICIPAL          582    04-   5/21/93  811-   1-   33-
OPPORTUNITIES TRUST            3187549          7626  1189 60790
                                                       2
PUTNAM INVESTMENT GRADE   583    04-   5/21/93  811-   1-   33-
INTERMEDIATE MUNICIPAL         3187552          7628  1189 60792
TRUST                                                  4
PUTNAM MANAGED HIGH YIELD 590    04-   6/18/93  811-   1-   33-
TRUST                          6733967          7658  1191 61388
                                                       0
PUTNAM VT ASIA PACIFIC    713    04-   5/1/95   811-        33-
GROWTH FUND                    6779870          5346       17486
NOMURA DIVIDEND INCOME    726    04-            811-
FUND, INC.                     3101478          6176
PUTNAM UTILITIES GROWTH   840    04-   11/16/9  811-        33-
AND INCOME FUND                6660195    0     5889       37011
PUTNAM INTERNATIONAL      841    04-   2/25/91  811-        33-
GROWTH FUND                    6661045          6190       37214
PUTNAM ASIA PACIFIC       844    04-   2/20/91  811-        33-
GROWTH FUND                    6661084          6202       37528
PUTNAM MASSACHUSETTS TAX  845    04-   10/3/86  811-        33-
EXEMPT INCOME FUND             6626127          4518       5416
PUTNAM MICHIGAN TAX       846    04-   10/3/86  811-        33-
EXEMPT INCOME FUND             6626130          4529       8923
PUTNAM MINNESOTA TAX      847    04-   10/3/86  811-        33-
EXEMPT INCOME FUND             6626128          4527       8916
PUTNAM OHIO TAX EXEMPT    848    04-   10/3/86  811-        33-
INCOME FUND                    6626129          4528       8924
PUTNAM NEW OPPORTUNITIES  852    04-   8/29/90  811-        33-
FUND                           3091455          6128       35576
PUTNAM NEW YORK TAX       854    04-   10/30/9  811-        33-
EXEMPT OPPORTUNITIES FUND      3101849    0     6176       37001
PUTNAM ARIZONA TAX EXEMPT 855    04-   1/25/91  811-        33-
INCOME FUND                    6665534          6258       37992
PUTNAM STRATEGIC INCOME    896   04-   2/19/96  811-        33-
FUND                           3251553          07221      55791
PUTNAM GROWTH & INCOME     949   04-   12/30/9  811-        33-
FUND II                        3246687    4     07223      55979
PUTNAM VT DIVERSIFIED      961   04-   9/1/93   811-        33-
INCOME FUND                    6737822          5346       17486
PUTNAM INVESTMENT FUNDS:   2AP   04-            811-        33-
GROWTH OPPORTUNITIES           3287244          7237       56339
RESEARCH FUND              2AQ   04-   10/2/95  811-        33-
                               3287245          7237       56339
JAPAN FUND                 2AW   04-   12/28/9  811-        33-
                               3296119    5     7237       56339
INTERNATIONAL FUND         2AX   04-   12/28/9  811-        33-
                               3296118    5     7237       56339
EMERGING MARKETS FUND      2AY   04-   12/28/9  811-        33-
                               3296116    5     7237       56339
INTERNATIONAL VOYAGER      2AZ   04-   12/28/9  811-        33-
FUND                           3296117    5     7237       56339
PUTNAM INTERNATIONAL       2CE   04-   8/1/96   811-      33-3315
GROWTH AND INCOME              3299786          07513
PUTNAM EQUITY FUND  97     2DC   04-   1/1/97   811-        33-
                               6817886          07513      3315
PUTNAM HIGH YIELD TOTAL    2DG   04-   1/1/97   811-        33-
RETURN BOND FUND               3336389          07513      3315
PUTNAM VT INTERNATIONAL    2DN   04-   1/1/97   811-        33-
GROWTH & INCOME FUND           3338261          5346       17486
PUTNAM VT INTERNATIONAL    2DO   04-   1/1/97   811-        33-
GROWTH FUND                    3338260          5346       17486
PUTNAM VT INTERNATIONAL    2DP   04-   1/1/97   811-        33-
NEW OPPORTUNITIES FUND         3338264          5346       17486
PUTNAM VT VISTA FUND       2DQ   04-   1/1/97   811-        33-
                               3338265          5346       17486
PUTNAM VT NEW VALUE FUND   2DR   04-   1/1/97   811-        33-
                               3338264          5346       17486
PUTNAM HIGH YIELD TRUST    2HB   04-   1/6/98   811-      333-515
II                             6852657          7513
PUTNAM EQUITY FUND 98      2HF   04-   1/6/98   811-      333-515
                               3399647          7513
PUTNAM INVESTMENT FUND 98  2HW   04-   1/22/96  811-      333-515
                               6857012          7513
PUTNAM LATIN AMERICA FUND  2IA   04-   3/23/98  811-      333-515
                               3406201          7513
PUTNAM ASIA PACIFIC FUND   2IB   04-   3/23/98  811-      333-515
II                             3406199          7513
PUTNAM GROWTH FUND         2IE   04-   5/1/98   811-      333-515
                               3413786          7513
PUTNAM US CORE FUND        2IF   04-   5/1/98   811-      333-515
                               3413792          7513
PUTNAM VALUE FUND          2IG   04-   5/1/98   811-      333-515
                               3413789          7513
PUTNAM GLOBAL EQUITY FUND  2IH   04-    5/598   811-        33-
                               6862432          7237       56339
PUTNAM GROWTH              2II   04-   5/1/98   811-        33-
OPPORTUNITIES FUND             3414992          7237       56339
PUTNAM VT INVESTORS FUND   2IO   04-   4/29/98  811-        33-
                               6862434          5346       17486
PUTNAM VT OTC & EMERGING   2IP   04-   4/29/98  811-        33-
GROWTH AND INCOME FUND         6862434          5346       17486
PUTNAM VT THE GEORGE       2IS   04-   4/29/98  811-        33-
PUTNAM FUND OF BOSTON          3412097          5346       17486
PUTNAM VT HEALTH SCIENCES  2IW   04-   4/29/98  811-        33-
FUND                           3412095          5346       17486
PUTNAM VT RESEARCH FUND    2LA   04-   9/30/98  811-        33-
                               3428472          5346       17486
PUTNAM SMALL CAP VALUE     2MF   04-    4/99    811-        33-
FUND                           3453122          7237       56339
PUTNAM US CORE TAX         2MI   04-    4/99    822-       333-
MANAGED FUND                   6888512          09289      76335
PUTNAM VT SMALL CAP VALUE  2MJ   04-    4/99    811-        33-
FUND                           6888382          5346       17486